CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


July 24, 2006




Board of Directors
Integral Technologies Inc.
805 W. Orchard Drive, Suite 7
Bellingham, Washington 98225


Dear  Sirs:

We consent to the incorporation by reference in the Post-Effective Amendment No. 3 to Form SB-2 on Form S-3 of our report dated September 27, 2005 relating to the consolidated balance sheets of Integral Technologies Inc. as of June 30, 2005 and 2004 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended June 30, 2005, 2004 and 2003 and the period from February 12, 1996 (inception) through June 30, 2005. We also consent to the use of our name in the section "Experts".

/s/ Pannell Kerr Forster

Pannell Kerr Forster
(Registered with the PCAOB as "Smythe Ratcliffe")


CHARTERED ACCOUNTANTS
Vancouver, Canada